EXHIBIT 99.1

        DDS Technologies USA, Inc. Announces Contract With Canadian Based
                              Sulfur Solutions Inc.

 -- DDS to Sell First Machine to Sulfur Solutions and Receive Royalty on Each Ton of Sulfur Processed --

      BOCA RATON, Fla., Feb. 24 /PRNewswire-FirstCall/ -- DDS Technologies USA, Inc. (OTC Bulletin Board: DDSU), http://www.ddstechusa.com, today announced that it has entered into an agreement with Knoll Ventures Inc. (KVI) and Sulfur Solutions Inc. (SSI), both based in Calgary, Alberta, Canada. The parties believe that SSI has identified a potential application for DDS' proprietary disaggregation technology in the international energy sector.

      DDS USA has granted SSI an exclusive license to utilize DDS' patented technology for the separation of impurities from sulfur mining waste and other process residues. Additionally, SSI has ordered a dry disaggregation machine from DDS USA. If the machine operates in accordance with certain performance parameters, SSI will pay DDS USA a purchase price that has been negotiated by the parties and negotiate contracts for the processing of sulfur waste with third parties. If SSI successfully negotiates such contracts, it may place additional orders for machines with DDS USA at a substantially higher purchase price that has been negotiated by the parties. In addition SSI has agreed to pay a royalty to DDS USA ranging from 4% to 25% of revenue generated.

      Spencer Sterling, President & CEO of DDS USA said, "Our ongoing research and development efforts since taking ownership of the patent has shown that our technology is likely to have application over a wide range of industries. We have demonstrated the potential for significant cost and product benefits of our technology to a number of leading companies and are currently working to adapt our technology to meet their specific needs. We are very confident of the commercial value of our technology and DDS's ability to generate additional contracts and revenue growth.

      Upon introduction to DDS' disaggregation process in 2004, KVI and SSI President Rick Knoll immediately recognized the potential value of this technology and was quoted as saying that "contaminated sulfur in Alberta and elsewhere is both an environmental and financial liability within the energy sector. Despite great efforts by numerous industries and mounting pressures from regulatory bodies, an economical and otherwise feasible solution to address the mounting stock piles of contaminated sulfur in Alberta did not exist prior to the introduction of DDS' disaggregation process. We look forward to working with DDS USA and capitalizing on our experience within the energy sector to address this industry wide liability in a timely fashion."

      James R. Von Der Heydt, Chairman of DDS USA said, "We are excited to be entering into a relationship with such a strong strategic partner as Knoll Ventures. Rick Knoll's extensive background in the energy sector, particularly as the co-founder of Airborne Technologies (http://www.AirborneTechnologies.com), which uses its patented Airborne Process(TM) to reduce the multiple forms of pollution caused when burning high sulfur fuels to generate electricity is of tremendous value to DDS. Mr. Knoll's confidence in DDS USA lends further credence to the adaptability and growth potential of our own technology. The combination of this agreement with our recent acquisition of the patent, well positions DDS USA to aggressively pursue additional licensing contracts."

      ABOUT KNOLL VENTURES

      Knoll Ventures Incorporated (KVI) is an independent technology Incubator and investor in the international energy sector. Based in the heart of the most vibrant city in the international energy sector, KVI's Calgary Alberta location insures access to the appropriate intellectual, human and financial capital. Capitalizing on an extensive network of industry relationships and the experience gained in a successful engineering career, KVI founder and President Richard A. Knoll is uniquely able to identify and appropriately apply the inherent value of new and emerging technologies for their greatest possible commercial return.

      ABOUT DDS TECHNOLOGIES

      DDS Technologies USA, Inc. holds the rights to a revolutionary processing technology which maximizes the net output of a broad spectrum of agricultural products. The Company's new DDS System utilizes a new longitudinal micrometric separator, along with other technologies, to separate various fractions (proteins, fiber, starch, etc.) and converts processing waste streams into value added products for further processing or resale. The DDS System is a unique process whereby fragments of organic and inorganic matter are "crushed to collision" through violent accelerations and decelerations causing the disaggregation of the structure. As part of the process, the matter is separated into the various fractions contained therein. DDS Technologies USA, Inc. is a development stage company, which olds the exclusive license for the DDS dry disaggregation system worldwide.

      Certain statements in this news release that involve expectations or intentions (such as those relating to future deployments or planned operations) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The information in this press release is based on current expectations and assumptions, and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks include, among others, general business and economic conditions, competitive actions, continued acceptance of products and services and dependence on third party performance as well as the risks and uncertainties referred to in DDS Technologies USA's current filings with the Securities and Exchange Commissions. The reader should not place undue reliance on such forward-looking statements. DDS Technologies USA does not assume any obligation to update such forward-looking statements.